NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

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EDITED TRANSCRIPT
LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 07, 2016 / 02:00PM GMT

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

CORPORATE PARTICIPANTS
Kevin Powers Snyder's-Lance Inc. - Senior Director of IR
Carl Lee Snyder's-Lance Inc. - President, CEO, and Director
Alex Pease Snyder's-Lance Inc. - Incoming EVP and CFO
Rick Puckett Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

CONFERENCE CALL PARTICIPANTS
Bill Chappell SunTrust Robinson Humphrey - Analyst
Akshay Jagdale Jefferies LLC - Analyst
Brett Andress KeyBanc Capital Markets - Analyst
Amit Sharma BMO Capital Markets - Analyst
Jonathan Feeney Consumer Edge Research - Analyst
Mario Contreras Deutsche Bank - Analyst
Michael Gallo CL King & Associates - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Snyder's-Lance third-quarter 2016 financial results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. (Operator Instructions) As a reminder, this call may be recorded.
I would now like to introduce your host for today's conference, Mr. Kevin Powers, Senior Director of Investor Relations. Sir, you may begin.

Kevin Powers - Snyder's-Lance Inc. - Senior Director of IR

Thank you, operator, and good morning, everyone. With me today are Carl E. Lee, Jr., President and Chief Executive Officer; Rick Puckett; and our new Executive Vice President and Chief Financial Officer, Alex Pease.
During today's call, we will discuss our 2016 third-quarter results as well as our outlook for the balance of 2016. As a reminder, we are webcasting this conference call, including the supporting slide presentation, on to the Investor Relations section of our corporate website at Snyder's-Lance.com.
Before we begin, I would like to point out that, during today's presentation, management may make forward-looking statements about our Company's performance. Please refer to the Safe Harbor language included in our presentation. A reconciliation of GAAP results to non-GAAP financial measures is available in our earnings release and slide presentation, both of which are posted on our website.
I will now turn the call over to Carl Lee, our President and CEO. Carl?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thanks, Kevin. Good morning. We appreciate you joining out third-quarter conference call. It is a privilege to be with you today as we share the solid progress our team has delivered over the recent months.
Before getting started, I want to thank Rick for his outstanding leadership and partnership over the years, and for his service to our shareholders, team, retailers and consumers. I would also like to welcome Alex Pease as he joins our team, and we begin to work together to continue growing our financial returns and our shareholder value.
Alex?

Alex Pease - Snyder's-Lance Inc. - Incoming EVP and CFO

Thanks, Carl. Although I'm only one week into my journey with Snyder's-Lance, I continue to be extremely impressed with the strategy of the Company, the strength of the brands, and the opportunities for growth going forward. I look forward to working closely with the team to drive continued improvement in our returns, both through greater operating efficiency as well as improved capital efficiency.
I would also like to thank Rick, not only for his development of a world-class finance team, but also for the significant investment he is making to ensure a fast and smooth handover to me. I look forward to meeting with a number of you in person as Carl and I hit the road together next week.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thanks, Alex. Rick, Alex and myself will be working together to ensure a smooth CFO transition over the coming months. Again, we are grateful for all of Rick's many contributions over the last 11 years.
Let's turn our attention to our results for the third quarter. I'll start by saying we had a -- we made solid progress by building our brands, expanding retail and online distribution, and increasing margins. Therefore, we are pleased to report sales growth, operating income, and balance sheet improvements that were in line with our internal forecasts.
Given timing differences between the third and fourth quarter related to Diamond of California culinary sales, we do not believe that consensus forecast fully reflected the seasonally strong October volume that falls into our [fiscal] fourth quarter.
Please turn to page 5 of our presentation so we can review our financial performance. In the third quarter, we improved sales trends on legacy Snyder's-Lance brands in addition to incremental revenue generated by the acquisition of Diamond Foods. Including Diamond brands, overall revenue grew 41%.
It is important to note the seasonality of the Diamond of California culinary nut sales during the holiday period, resulting in higher fourth-quarter sales relative to the rest of the year. Operating income increased $24 million, or 83% versus last year. Results were driven by Diamond's contribution, strong legacy Snyder's-Lance core brand revenue growth, integration execution, and cost synergies, as well as our margin enhancement initiatives.
Adjusted EBITDA grew 73% to $82 million for the quarter, growing to 13.9% of net sales. Earnings-per-share were $0.35 versus $0.26 last year, growing 35% for the quarter. The growth was driven by improved sales mix of Snyder's-Lance brands, gross margin increases, and managing SG&A expenses.
As you review the financial performance for Q3, you will see solid growth across the board. The credit for these results go to our talented team of associates that continue to raise the bar on execution, resulting in increases to household penetration, market share, ACV distribution, all while reducing costs and controlling expenses.
We are truly blessed with a very strong team. This progress provides the momentum we need to finish 2016, according to the forecasts that Rick will share shortly, as well as to ensure a strong start for 2017.
Now let's turn to page 6. Normally, I begin my comments with a deep review of revenue growth. However, today it is important to first discuss the progress that is being made on margin expansion. It is the top priority we have as a leadership team.
In the first forward chart, you see the operating income margins expanded from 2014 to 2015. During that timeframe, it's important to note that this is when we sold our very profitable private brand business. And it was followed by 12 months of aggressive work to eliminate the stranded cost that was left behind.
Now let's review margin gains for 2016, where we see consistent improvement quarter-over-quarter. Our results are being driven by executing our strategic plan to reduce cost and expand margins. This includes both improving the sales mix of core brands while also improving individual core brand profitability.
About 18 months ago, we developed a roadmap for cross-functional teams to drive brand margin expansion, and this has driven positive results. Next, we are working to increase gross margins through a sequence of tactical plans. We are driving import costs down by leveraging procurement scale, first, on our legacy business, with programs launched in Q4 last year, and now with the combined purchasing power we have with Diamond Foods.
Plus our supply chain leaders are delivering productivity gains in manufacturing, utilizing our continuous improvement programs. As an example, this approach has been applied to both Lance and Cape Cod, resulting in profit margins growing on the fast -- on two of our largest and most premium brands. This was a process started at the SKU level by production site and distribution model to determine actionable steps to increase profitability. This process is delivering the margin expansion we expect.
In addition, our team has been implementing planned SG&A savings. This includes reducing logistics and warehouse costs, selling expense, and general and administrative costs. Savings were added to the bottom line with a small portion being used to increase our marketing and advertising programs.
For example, in Q3, we invested in incremental 35 basis points in marketing support of Snyder's Hanover Pretzels. When our gross margin gains are combined with our SG&A reductions, you see the 210 basis point improvement it drove in Q3 last year to deliver 9.1%. On a year-to-date basis, operating income margins are up 190 basis points to 8.4%. The Diamond cost saving synergies will continue to increase as we move into the fourth quarter and fiscal 2017.
Let's take a minute to discuss our current progress to date. Please turn to page 7 for an update on integration. We remain on schedule to deliver $75 million in planned savings over 24 months. This includes the $10 million that we plan to invest back into our brands and innovation.
A number of major projects were successfully completed in the quarter, generating the expected savings. For example, the Salem and Boyd plants were converted to the Oracle ERP system at the end of third quarter. It's a major undertaking to convert a single plant. And, for that reason, we are proud of our internal task force that completed two large plants at the same time. Some additional projects completed in the quarter include optimization of our broker network, manufacturing synergies delivering the lowest landed cost, leveraging purchasing scale, improved terms and pricing, and maximizing freight rates and shipment consolidations.
Please move to page 8. Now let's take a look at revenue results in more detail for the quarter. Total net revenue increased 41% to $589 million. Overall legacy sales came in up 0.7%, with growth due to lower year-over-year results in partner brands and contract manufacturing. Changes with third-party sales are expected to be up and down from time to time, as partners experience temporary sales softness or we deal with capacity constraints and also planned contract changes with key customers.
Sales swings in this area are normal and will adjust over time with increased demand from current or new partners. As expected, our Snyder's-Lance legacy business returned to growth in the quarter, driven by branded revenue increasing 2.6%.
If you will, please join me on page 9. You'll see the extent which our legacy brand net revenue has improved since the beginning of the year. Due to temporary headwinds, early [2006] was challenging from a top-line perspective. Our team reacted quickly to address our areas of opportunity, and we made tremendous headway to reverse our trends and return to strong growth.
In the third quarter, our core brands grew 3.7%, driving 7% volume growth. This difference in revenue versus volume is partly driven by a strong mix of direct sales versus DSD sales. As a reminder, revenue per pound is lower in the direct channel. Our product margins are generally higher, making this an attractive channel to continue to grow.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Volume increased across all five core brands, driving gains in household penetration. The growth was led by Cape Cod, Snack Factory and Lance. Trends in the Snyder's of Hanover brand continues to improve, according to the plans we've shared with you earlier this year.
As you will see on page 10, retail sales results for Snyder's of Hanover have improved significantly since the beginning of the year. On a rolling 12-week basis, according to IRI retail sales, we have turned back to growth as a result of our comprehensive brand renovation. Key components of the marketing plan include new product innovation and the successful limited time offering of Itty Bitty Minis in time for back-to-school, expanding better-for-you offerings in our Pretzels Baby integration marketing plan have all led to the results that we were expecting.
The early results are very encouraging. We still have work ahead of us and additional plans to implement, as we push for further growth through the end of the year.
Now looking specifically at market share performance in the quarter, we outperformed the category across a majority of our core legacy brands. If you'll join me on page 11, let's begin with Snyder's of Hanover.
During the last 12 weeks, we gained nearly 2 full points of market share. We saw positive gains across all traditional channels, including pieces, shapes, especially gluten-free. Braided Twists segments is the latest return to growth fueled by packaging enhancements. So, very good performance overall on Snyder's of Hanover.
Lance sandwich crackers continue to benefit from the brand investment in packaging, ingredients, and taste we completed last year. We have successfully leveraged this effort in the past to drive sales in category growth. Gluten-free continues its strong growth in ACB gains. Strong velocity, base business strength, and expansion in club retailers led to temporary production constraints that were overcome with incremental capacity added in September. Year-to-date, Lance sandwich crackers share gains exceed 2.5 points.
Cape Cod. Outpacing category growth by 3 to 1, we continue to gain share. The market share gains were driven by ACV, displays, price, and velocity gains. The brand delivered solid performance across the summer season across all channels. Cape Cod is another great example of the long-term benefit of our renovation effort.
Pretzel Crisps sales was driven by new distribution in key retailers, innovation, and higher velocity. The brand grew share in the quarter and continues to increase household penetration. Late July market share is up significantly for the year, driven by double-digit ACB gains, leveraging the Company's DSD system. Late July's better-for-you positioning is driving strong consumer response and brand loyalty. Of the top four brands in the natural tortilla chip category, it's the only one gaining share over the last 52 weeks.
Please follow me to page 12. For our recently acquired Diamond brands, our margin -- our market share performance was mixed in the quarter. The Kettle brand continues to be strengthening our position in the natural food channel. Its better-for-you credentials are helping us expand ACV distribution, outperforming the category and building market share due to the increased distribution as part of our enterprise sales program.
Alternative channels continue to be the driver of growth. Club, Up and Down the Street, and the Natural channel. Emerald market share was relatively flat in the quarter. We are excited about this brand and its potential. It's driving growth through improved base velocity, distribution gain on new items, and positive pricing due to its new packaging and sizing.
Pop Secret faced challenges in the quarter as the brand was negatively impacted by category headwinds and competitive discounting. Our renovation plans are underway with early ACV gains to report, plus online and print consumer advertising will be starting in Q4. And we have product innovation scheduled for 2017. And we believe that Microwave Popcorn category will rebound over time, as our marketing and sales team leverage their capabilities and experience to turn brands around.
Please turn to page 13 for an update on recent trends on our Diamond brands. As you can see, Kettle and Emerald have improved sales results during the last four weeks of Q3. This is an indication that the focus on retail execution is working. These brands have long runways as ACV expands and their better-for-you credentials are leveraged to reach even more millennials.
As you can see, Pop Secret sales for the last four weeks showed improvement. While we have a ways to go, we remain confident in this category and our brand. As advertising plans roll out, innovation arrives next year, and distribution gains continue, we believe this brand can return to growth and re-energize the category.
Turn to slide 14. During the third quarter, we expanded our European portfolio by purchasing the remaining interest in Metcalfe's Skinny. It's the UK's premium popcorn brand. It also incorporates a fast-growing range of corn and rice cake products.
We are excited to add the Metcalfe's Skinny popcorn to our portfolio in order to expand our presence in the UK. It also aligns well with our corporate strategy of focusing on premium and differentiated snacks.
Metcalfe's Skinny offers a number of advantages that we can leverage in the UK. We gain entry into the fast-growing ready-to-eat popcorn category, starting with a meaningful brand awareness to drive continued sales momentum.
We build scale with retailers as we expand our portfolio across new categories, and we increase our better-for-you snack offering in order to expand our consumer reach. There is tremendous growth potential in the UK with additional opportunities for further international expansion.
Now I'd like to turn the call over to Rick, who will provide more information on our financial performance for the third quarter.

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

Thank you, Carl, and good morning, everyone. Turn to page 16 in your deck. This shows the Q3 net revenue information. Net revenue increased by $172 million or 41.3% for the quarter when compared to last year. Excluding the Diamond contribution, legacy Snyder's-Lance net revenue was up 0.7%, driven by 2.6% growth across the legacy Snyder's-Lance brands, while contract manufacturing was down 7.5%, and Partner brands were down 2.1%.
Turning to 2017, we saw significant operating margin expansion in the quarter to 9.1%, a 210 basis point improvement year-over-year. The operating margin expansion is a result of our efforts over the last several quarters relating to driving costs out of the business while also integrating the Diamond acquisition.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

We have been successful in delivering the savings to date that we have discussed previously. We are on track with our integration activities, and our synergies are being realized as expected and in the time expected. We were able to accomplish several integration milestones in the quarter, including a major system conversion, reducing selling costs through broker rationalization, optimizing production costs across similar locations, and continuing to exercise our scale in transportation and procurement.
These are foundational milestones that will continue to unlock synergies in the coming months. Our manufacturing performance in the quarter was also improved, and we are seeing more opportunity to drive efficiencies.
We are now seeing productions from Kettle plants for our Cape and Kettle brands that will allow us to get better capacity utilization as well as produce our products closer to the raw material source throughout the year. As noted on this page, our operating income dollars increased by 83% to $24.3 million.
Turning to slide 18, our EBITDA margins increased to 13.9% from 11.3% last year. It's an increase in dollars of 73% or $34.6 million. EPS is also up 35% to $0.35 per diluted share.
On slide 19, we continue to see improvements in our debt levels, with leveraging -- with leverage declining almost 10% since the acquisition earlier this year. As we have previously stated, we expect our leverage to be below 4.0 by the end of the year. At the end of Q3, we were already at 4.1, so we are really looking good on this -- on the progressing to get to the -- lower than 4.0 by the end of the year.
As you will see in a minute, we are also reducing our capital expenditure estimates for fiscal 2016 to $75 million to $80 million. This reduction is driven by timing of some larger capital projects.
On page 20, you'll see a summary of the results for Q3. There are a couple of callouts on this slide that are important. First, you will notice our tax rate is 29.2% for the quarter this year compared to last year's tax rate of 30.6% for Q3.
While both are lower than other quarters in their respective years, it is for different reasons. Last year, we had significant tax reserves released due to the expiration of the statute of limitations. This year's lower rate is primarily driven by the recently enacted tax law changes in the UK to lower the business tax rate. This impacted our deferred tax liabilities, which provided the favorability in the quarter. Additionally, our Other Income line reflects insurance proceeds we received, covering a business interruption claim filed earlier in the year.
On slide 21, we talk about our guidance. Based on our performance year-to-date and our expectations for the fourth quarter, we are updating our full-year outlook for fiscal 2016. On slide 21, you'll see that we have narrowed both our revenue and earnings per expectations, and we are now forecasting our net revenue to be between $2.29 billion and $2.31 billion. With three quarters complete, we can now fine-tune our ranges for both our legacy business and Diamond Foods.
Beginning with the legacy business, we have tightened our growth expectations. Given our performance in our contract manufacturing and Partner brand businesses, we now expect our legacy sales growth to be flat to up [to] 1.5%. Previously, we had talked about flat to up 2%.
The contract business was impacted in Q3 by some capacity constraints, as Carl mentioned earlier. However, we brought new capacity online in September. We've also adjusted our Diamond Foods revenue guidance to $630 million to $640 million. On our second-quarter earnings call, you will recall that we cited an incremental negative currency impact on our UK business.
And we also noted that we expected Diamond Foods to be at the lower end of our prior forecast of $630 million to $650 million. We are reflecting now the incremental currency impact, even since then, of approximately $5 million to $6 million, as well as year-to-date performance of Pop Secret into our guidance, as well as taking a prudent look at the Diamond of California brand impact in Q4.
We're also narrowing our 2016 EPS guidance to the upper end of the range, excluding special items, to $1.24 to $1.30. In addition, we are making an adjustment to the impact of purchase price accounting on our estimates to $0.08 to $0.10 versus the $0.10 to $0.12 that we shared previously.
We're finalizing our valuation analysis on the Diamond acquisition in Q4, and we do not believe that we will see any significant adjustments to this range going forward. We are also estimating 2016 adjusted EBITDA of $310 million to $320 million for fiscal 2016, or approximately 13.5% to 14% of revenue. This change is primarily driven commensurate with our revenue outlook.
We estimate capital expenditures of $75 million to $80 million. In addition, we are estimating share count to be $93 million to $94 million, our tax rate to be between 33.5% to 34%, and our interest cost between $32.5 million to $33.5 million.
Before I turn the call back over to Carl, I would like to make a final comment on our implied fourth-quarter revenue outlook to assist with your modeling. As a reminder, due to the seasonal nature of Diamond of California culinary nut business, this is the largest quarter in terms of both revenue and earnings.
To give you a sense of the seasonality, Diamond of California sales in October alone are significantly higher than any other month of the year. Historically, this would have been accounted for at the end of Diamond's first fiscal quarter. However, we account for this in the first month of our fourth quarter, given the difference in the fiscal years. As you have modeled your fourth-quarter estimates for our culinary category, please keep this in mind.
Now I'd like to turn it back over to Carl for some additional remarks.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thank you, Rick. As you can tell with our Q3 update, we continue to execute our strategic plan to drive sustainable growth and deliver shareholder value.
As a leadership team, we are focused on a couple of key areas. First of all, building premium and differentiated brands; continuing to expand retail distribution; integrating the Diamond acquisition; expanding our margins; and most important, investing in our people. As consumers continue to expect more from their snacks, we are ready to deliver the nutrition, quality and innovation they expect. We're well-positioned to support the better-for-you trends we see in our industry.
Now I'd like to turn it over to the operator for some Q&A. Thank you.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions) Bill Chapel, SunTrust.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

I'm sorry, I'm a little confused on the guidance just for the full-year. So, just help me understand. I mean, you had a better-than-expected EPS; maybe it was in line. But looking at the full-year, if I -- from what you've said, you've got a $0.02 to $0.03 benefit from better purchase accounting, and a couple-cent benefit from taxes.
So would you have actually lowered guidance below the range? Was that your intent, had you not had these kind of one-off items?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

No, I think it's a couple of things, Bill. First of all, we have tightened our revenue guidance as well, right? So you need to take that into consideration as you look at the EPS guidance. There is certainly a large activity in Q4 that we are still being prudent, since we have not experienced this Diamond of California brand seasonality in the past. So there's a certain amount of prudence in there, but we're also reflecting the topline guidance.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

But just going back, I mean it's $0.04 or $0.05 of one-off items. Are you saying that uncertainty on the other are offsetting that benefit?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

Well, I mean we've reduced the -- we've increased the range, right? We took it from [1.22] to [1.24] in this guidance. So we've increased the midpoint for you.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. So, in your minds, operationally, things are running better than what you forecast?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

I think we are being prudent in the fourth quarter.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. Second, just kind of understanding some of the other issues, as I look at Partner brands and the culinary business, on Partner brands, should we expect, with the addition of the Diamond portfolio, that Partner brands will, to some extent, be cannibalized, and that should be in decline going forward?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director
This is Carl. Thanks for your question. No, I would not say that. I think that we are going to continue to focus on our branded business obviously. We continue to take our Partner brand business very serious because of the strategic nature that it provides and the benefits it provides for our DC operation.
So I think what you will see is just, from time to time, you'll see some increases and maybe a little bit of headwinds on Partner brands. As we mentioned in our comments, there was a little bit of sales softness for a couple of the key brands. We don't expect that to continue. It just happened to happen in Q3. So, overall, Partner brands continue to perform well and we expect it to continue.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. And then the last one for me on contract manufacturing again, because I don't fully understand how that affects the model. Can you maybe give me a little more color on what happened this quarter? Does that improve? Or is that a big part of the revenue guidance for the fourth quarter?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think we're reflecting it into the overall forecast, as Rick mentioned earlier. And in Q3, we did run into some capacity constraints, which temporarily created some challenges on the top line. And then also, we just mentioned, from time to time, we have some overall plan changes where we enter or exit contracts.
We talked about this a little bit in Q2. We talked about it a little bit in Q3 as well. But I think this is similar to Partner brands -- it's going to swing up a little bit or it's going to swing down, but overall, it's going to kind of continue to improve for the long-term.

Bill Chappell - SunTrust Robinson Humphrey - Analyst

Okay. I'll turn it over. Thanks so much.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thank you.

Operator

Akshay Jagdale, Jefferies.

Akshay Jagdale - Jefferies LLC - Analyst

Thanks for all the additional color on -- and the breakdown legacy versus what you've acquired. It's helpful. So just to be clear, on the change in guidance, previously, I believe the FX impact was negative $15 million? Is that now negative $20 million to $21 million?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

No, I think it was negative $6 million, Akshay, is what I recall. So this will be another $5 million, so a total of $11 million or so -- $11 million to $12 million.

Akshay Jagdale - Jefferies LLC - Analyst

Right. But the FX -- right. So, the FX is significantly worse. And it's all pound-related, correct, generally?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

Absolutely. Sterling, right.

Akshay Jagdale - Jefferies LLC - Analyst

Okay. Right. And I know there's a lot of moving parts here. The revenue guidance being tightened, if I may, how much of that has to do with what's happened so far in the third quarter versus what you are expecting for fourth quarter? I mean, I know you tightened it very slightly, $10 million or so at the midpoint, but can you give us some sense of how this quarter, from a revenue perspective, came through relative to your expectations?

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Akshay, this is Carl. And then Rick may have some comments as well. As I said in my comments, I mean, it was all in line with our internal forecast. I think that, overall, you saw some very strong growth with our legacy Snyder's-Lance brands. We still are relatively new with the Diamond of California brand, for instance, and that category has gone through some significant changes with the input costs.
So I think what we are trying to do is just be very conservative going into Q4 with our revenue forecast. We expect the legacy brands to continue to perform well. We're going to continue to get some more time under our belt dealing with a new category in the culinary area, and we're just going to be very prudent as we kind of look forward through Q4.

Akshay Jagdale - Jefferies LLC - Analyst

Okay. And just two on the branded side. So, just questions regarding the sales trends. You mentioned in your prepared remarks that Kettle is gaining share. Is that -- and the numbers you presented, obviously, are for the US business.
Is that -- when you say it's gaining share, are you looking at it as a function of the total chip category or the Kettle chip category? That's question one. And what's the right way to look at it?
And then the second question is, can you just give us some insight into how you are approaching the renovation on Pop Secret? And when do you expect the effects of that to show up in the measure channel data? Thanks.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thanks for the question again. I think that the important thing is, if you -- to go back to your -- the first part of your question in regards to Kettle brand in particular, we are seeing very good share gains on both Kettle brand and also Cape Cod. So both of our Kettle chip brands are showing very good share gains inside the overall Kettle category. That's how we measure it.
And they have two brands that are really distinct and different, focused on different consumer sets and kind of different parts of the store; to continue both of them growing and expanding share, I think it's very important. So, I give the credit to our marketing team and sales team for their ability to execute two very powerful brands that continue to show very good performance.
In regards to Pop Secret, I think we are encouraged by the last four weeks we shared with you in the presentation. I think we are encouraged by the more consumer information we gather and the more research we do, we see a very good brand, positioned very well in the consumer's mind. We also see a good category to participate in.
I think as we've proven to you before, with Lance and Snyders, that we are able to really get behind brands and reinvigorate the brands and also the categories. We'll just need to take our time to make sure we do it right with Pop Secret. And we leverage some of our past experience again with this category.
So I would say we are showing some progress. It's a little too early to say that everything we've planned is going to be in place as quickly as we want, but we're making extremely good moves forward there. And we're kind of optimistic about the category and the brand. We just want to make sure that we take time to do it right.

Akshay Jagdale - Jefferies LLC - Analyst

Okay, thank you. I'll pass it on.

Operator

Brett Andress, KeyBanc Capital.

Brett Andress - KeyBanc Capital Markets - Analyst

Could you give a little bit more detail on what you meant by the prudent outlook for the Diamond of California brand? I mean, does that have to do with elements of the walnut pricing, you know, what you're seeing at retail? Or is there something with the -- I know the grower payments come up on the third quarter. Does that have an impact on that as well?

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think that -- I think we're just being very wise in the way we talk about that category. Because I mean this will be our very first year to go through the baking season, so to speak. So this is an important time of year for that category.
The pricing, obviously, has moved with input costs. So there's a lot of new variables there for us to get used to. So I think what we are trying to do is just be conservative and prudent in the way we kind of communicate what we're trying to do with that brand. We are excited about the category and we just want to be careful with it.

Brett Andress - KeyBanc Capital Markets - Analyst

So you guys expect that the retail price should -- coming down to drive more incremental volume as you kind of look into the fourth quarter then?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

We think, no doubt, pricing has moved down with the lower input costs. And we expect that it's going to encourage consumers maybe to do more in-home baking for the holidays. That's yet to be determined. And as we get more experience, we'll be able to forecast that better.
But for now, I think we're -- pricing, we've managed carefully; input costs, we've managed carefully. We've focused a lot on the retail execution and the visibility of retail. And we've been able to really kind of focus on the day-to-day there to make sure that we've maximized the fourth quarter, which is the biggest quarter of the year for that brand.

Brett Andress - KeyBanc Capital Markets - Analyst

Got it. So if you look at 6% volume growth you guys had in the branded, I know you are coming up against much easier compares in the fourth quarter, you put a lot of spend in place. I'm just trying to get a sense of what you think is more of a realistic run rate for that branded segment over the next few quarters?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

I think there are a couple of works in progress, right, in that branded, including Pop Secret and some other things. If we're talking about legacy, historically, we've talked about the branded growth algorithm of 3% to 5% for that. So, I don't think we are in a position to change that going forward.

Brett Andress - KeyBanc Capital Markets - Analyst

Just one more. I know you guys highlighted the national account wins in the first quarter. Did that show up at all in terms of the revenue synergies this quarter or even next quarter?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

We didn't really talk specifically about the revenue synergies. I think again -- but just we've had confidence in that 3% to 5% growth range that we've talked about openly. It will take us a little bit of time to get through this year and then get back on that trend, but that's where we expect to be and that's our long-term forecast.
I think as you take a look at some revenue synergies, we really didn't call those out, but we have seen some good progress with the new portfolio, the broader portfolio, with the better-for-you credentials, as I mentioned, being able to gain some additional ACV distribution for all of our brands.
So, having a stronger better-for-you portfolio has led to some nice gains in the Club channel, some nice gains in the C-store channel, some nice gains in other direct channels, but then also, of course, in our DSP customers. So, revenue synergies continue to develop nicely.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Brett Andress - KeyBanc Capital Markets - Analyst

So, we should see those in numbers right now, then? Right?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think no doubt you're seeing some of the numbers, but you are also seeing some headwind with Pop Secret. You are seeing some headwind with Diamond of California. So I think that is a combination of balancing the two out.

Brett Andress - KeyBanc Capital Markets - Analyst

Okay. Thank you.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thank you.

Operator

Amit Sharma, BMO Capital Markets.

Amit Sharma - BMO Capital Markets - Analyst

A couple of modeling questions first. Can you talk about, Rick, the sales and margin impact on supply constraints in the Lance business in the quarter? Any help with that?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

I mean, I can't provide that to you specifically, Amit. I think that it impacted the Lance branded business but it also, to some degree, impacted our contract manufacturing business that we mentioned. So it was impactful on a couple of fronts. Those capacity constraints have now been removed. So, we brought online, in September, additional capacity in sandwich crackers that will last for quite some time.

Amit Sharma - BMO Capital Markets - Analyst

Got it. Okay. And then correct me if I didn't hear this correctly -- did you say 35 basis points of incremental spending on advertisement and promotion in the quarter?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

That was just for Snyder's of Hanover, I believe.

Amit Sharma - BMO Capital Markets - Analyst

Okay, so for total ad and promotion spending can be -- do you have a number?

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think it's -- we certainly have a number, Amit, and it will certainly be in what's published, but I think you've just got to keep in mind it includes a lot of new brands this year versus last year. So, it includes spending on the Diamond brands that would not have been in our historical rate.
What we did call out was the -- desire that we've had for a long time, to continue to spend more on our pretzel business, especially Snyder's of Hanover. And we called out the 35 basis points that we spent there as far as incremental, the marketing support during Q3 on that brand. We are very pleased with the results you saw in one of the earlier pages where we continue to show very good gains there, responding from the earlier softness in the year. And the fact that we pick up 2 share points for the quarter is just -- is outstanding.

Amit Sharma - BMO Capital Markets - Analyst

Right. And I'm not saying -- I think that we've certainly seen the growth. I'm just trying to figure out whether that would be additional margin contribution as that spend rate normalizes to a certain level? So I just want to see if there is a way to think about that.
The other thing also -- going back to the guidance just a little bit. So half of that, Rick, is FX. The other half is Partner brands, whether you want to put Diamond of California in that as well. So if you take those out, should I assume that the branded growth -- and more importantly, the margin expansion related with that -- that remains entirely on track? There's nothing to take away from that?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

I think you certainly can take away that comment, Amit. It is -- the branded -- or sorry, the revenue growth being kind of flat to up 1.5% is primarily driven by the nonbranded business, especially on the legacy side. And then on the Diamond side, that is primarily the additional FX adjustment as well as the prudency that we're taking on the culinary brand DOC, as well as some performance in Pop Secret, although, as you saw in Carl's pages, that is improving over the last 12 weeks or so.

Amit Sharma - BMO Capital Markets - Analyst

Okay. That's great. And then just last one from me. As we look to 2017 and perhaps 2018 as well -- and, Carl, you alluded to more ACV gains there -- apart from just ACV gains, should we also be thinking about your footprint in the C-store channel or small format channel where at least our analysis shows that some of your brands may be somewhat less represented compared to the top brands in every category. Do you see that as an opportunity as well?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think we -- we're clearly focused on the C-store channel for expansion. And I think that you are right. We've got some opportunity in that channel as we continue to build it out. We've also got some new brands to take to that channel. So, I think it's just another one of the growth areas that we are going to continue to focus on, improving our DSD execution, improving some of the direct sales that we have going into that channel. We see some long-term opportunities there as well.

Amit Sharma - BMO Capital Markets - Analyst

Got it. So without giving guidance, the 3% to 5% topline growth on the branded side, over the longer-term, and double-digit goals, those two goals are still pretty achievable, right?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Yes.

Amit Sharma - BMO Capital Markets - Analyst

All right. Thank you.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thank you.

Operator

Jonathan Feeney, Consumer Edge.

Jonathan Feeney - Consumer Edge Research - Analyst

I wanted to see if I could get any additional detail on -- this is the second full quarter you've owned the Diamond brands, and the drop -- it looks like last quarter was about an $18 million drop in what you reported as contribution versus what it was under Diamond's reporting. And in this quarter, that's up to about $55 million.
You called out Pop Secret and Diamond of California. I just wanted to be specific. Would that be most, if not all, of that increased decline? And the decline as a whole?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think that you are looking at the right brands. I think the biggest thing we've got to be careful with is when we compare our quarters to Diamond's quarters. Because keep in mind their first quarter ended in October, and included a very important month for Diamond of California.
Our quarter ended in September, so Diamond of California by itself would really swing quarter-to-quarter performance, in particular when you take into account the month difference. So --

Jonathan Feeney - Consumer Edge Research - Analyst

Right.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

-- that's what we've got to balance out.

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

Yes, and in addition, Jonathan, the cost of walnuts were significantly different year-over-year as well.

Jonathan Feeney - Consumer Edge Research - Analyst

Right. So that -- a lot of it would be commodity-driven. That's actually really helpful, Rick. That makes your comment about the October piece make a lot more sense. Thank you.
So just then just a follow-up on revenue synergies. I mean, there's a couple of components of revenue synergies operationally. There's the Diamond brand, chiefly Kettle coming into where you've been strong, and the distribution that you bring to bear. And then there's your products, as you mentioned, Carl, a year ago going out West. And maybe -- also maybe just better execution on the legacy branded portfolio, the Snyder's-Lance branded portfolio. That's big mass customers where I think the combination has resulted in a little bit better sales alignment and more sales resources.
So if you could comment on the -- you say the revenue synergies are kind of happening now and are on track. If you could comment about those two real components of it, which are working more than the others and how it's going, I would appreciate it.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

I hope you can appreciate the sensitivity of really talking about the revenue synergies in great detail, because obviously we've got to protect our customer and our relationships there. We've also got to keep in mind that the competitive aspect of what we're doing here.
But as I talked about, we've seen some nice improvements in the Club channel in particular, and as the Club channels across the US, both East and West, being able to leverage a new broader portfolio. With consumer trends and retailer trends moving to a bigger and bigger focus on better-for-you, and millennials having more impact in the way retailers merchandise, has opened up some real opportunities for us to expand distribution, again, of our full portfolio.
We've seen it there in that channel. We've seen in the drugstore channel, where consumers are really focused on health and wellness in that area. And then we've also seen it in C-stores, and we're beginning to see it in supermarkets.
So without really calling out the overall dollar impact or calling out the specific gains we've made, there's been very good progress made on the revenue synergies. We'll continue to focus on it. We'll continue to execute it. We'll have to be careful communicating it. Some of the benefits there will be temporarily offset by what we talked about with Diamond of California, to your point, and Pop Secret. But I think the important part is we're building a stronger foundation there, and fundamentally, gaining authorizations that will be there for a long time and will benefit us greatly.

Jonathan Feeney - Consumer Edge Research - Analyst

Great. Thanks. And great job on the margin expansion.

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

Thank you.

Operator

Mario Contreras, Deutsche Bank.

Mario Contreras - Deutsche Bank - Analyst

So I wanted to ask on the top line within the branded segment, it looks like pricing and promo was about a 3% to 4% headwind. Obviously, you had pretty strong volume, but the pricing and promo was a bit of a deceleration versus what you had in the first half of the year. So can you talk a little bit about what you've seen, just from a category and promotional environment?
And then you also mentioned some comments from DST versus direct impacting sales. So I just wanted to understand how that was affecting the top line as well? Thanks.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Yes. Appreciate the question, because that's one thing that we really haven't referred to in the past. But I think that we've got a very large direct business, as we call it, going directly into channels like the Club and drugstores in particular. Where obviously -- there's a little bit different overall cost and value there.
The retail pricing maybe reflects a little difference in the way we distribute those areas and the way the model we use for sales execution, I think. And so basically it does impact our volume a little bit faster than it would be if it was coming through DST. But the good news is I think there's also some benefits there for our margins to continue to enhance over time.
So I think you see just a little bit of channel shift, and in this case, it may provide some benefits to our Company and to our margin structure. And you'll continue to see that as we really focus on expanding distribution, both in the direct area and also with DSD.

Mario Contreras - Deutsche Bank - Analyst

Okay. So, I guess related to that -- so it sounds like maybe the pricing was a bit of a headwind, but because of the channel shift, it was also helping your volume. And then -- but then related to that, can you comment on whether or not you saw any I guess distribution gains -- you know if the distribution gains were helping your volumes? If that's relatively one-time in nature? Or were -- was consumption and shipments relatively in line for the quarter? Thanks.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

I think it was more the latter. I mean, overall, we basically hit most all of our internal forecasts, so I think overall consumption was in good shape. What we saw from a topline and bottom-line improvement was in good shape for the quarter, based on what we were looking at internally. And so I think that that basically describes it.
I think that in our particular situation where household penetration is very important, we continue to expand it, we need to continue to expand our market share. I think having strong volume growth is important, because it means that we are getting to more consumers and we're getting more overall consumption. So we'll balance that with revenue growth and to balance it with some channel shifts as well.

Mario Contreras - Deutsche Bank - Analyst

Okay, thank you very much.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thank you.

Operator

Michael Gallo, CL King.

Michael Gallo - CL King & Associates - Analyst

Just a couple of questions. First question. I was wondering to what extent commodity price deflation was negatively impacting the revenue in your Partner brand segment? Or was that not really a huge factor just to kind of parse that out?

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

For Q3, it was not much of a factor. I wouldn't say it didn't exist, but it wasn't much of a factor. I think it was again some temporary sales softness with a couple of partners, would be the primary reason that we saw just a little bit of shift there. As you saw, it wasn't very significant, but we did call it out because it did affect the overall results.

Michael Gallo - CL King & Associates - Analyst

Okay. And then just a couple of follow-ups. Year-to-date, how much have you gotten already in synergies on the Diamond acquisition? And how much was that in the third quarter?

Rick Puckett - Snyder's-Lance Inc. - EVP, CFO and Chief Administrative Officer

Yes. As I commented on my comments, Michael, I think that it's clear that we're making the right kind of progress on synergies. We are where we expect to be at this particular time.
As we stated initially when we announced the acquisition of Diamond, we expect to be 50% complete with the synergy by the end of 12 months, and we are in the third quarter of that 12-month period, if you will. Kind of just starting in Q4, we'll be in the third quarter.
So we still have -- we are still on track. We are getting the kind of synergies we expect each quarter. We've implemented a lot of milestone kinds of activities. As I mentioned, we had a major integration of systems. That went very successfully. We've done some other things that are foundational that will start to unlock synergies going forward.

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NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

NOVEMBER 07, 2016 / 02:00PM GMT, LNCE - Q3 2016 Snyder's-Lance Inc Earnings Call

So we still believe we are on track and on time with the synergy that we promised initially. It is being -- it's getting a lot of attention obviously in the Company. It's being managed very well, and we are very confident that we are going to be able to achieve what we said

Michael Gallo - CL King & Associates - Analyst

Okay, thank you.

Operator

And I'm not showing any further questions at this time. I would now like to turn the call back to Mr. Carl Lee for any further remarks.

Carl Lee - Snyder's-Lance Inc. - President, CEO, and Director

Thank you, Ramona. We appreciate your help today. I think that we appreciate everyone joining the call. It's been great visiting with you and catching up on our Q3 performance.
As Rick has talked about and I talked about as well, we are very much on track with all of our key requirements, and that is the integration of Diamond. We are excited about the continued combination there and the opportunity it affords our Company long-term.
We continue to integrate aggressively on the overall integration and the synergies savings that we've talked about. We're beginning to see continued improvement in overall sales execution and new authorizations, and the things that will drive our long-term Company performance.
So, we are blessed with a great team and everyone is busy executing. And we again are thankful for the progress we made, and we're going to continue to work very hard to drive the shareholder value that we all expect.
So we do appreciate your time today, and we look forward to connecting with you on the road and staying in touch. So, thank you. Have a good day.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Everyone have a wonderful day.

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